EXHIBIT 99.1

March 20, 2006

FOR IMMEDIATE RELEASE

OAK Financial Corporation Announces 11% Dividend Increase

Byron Center, Michigan – March 20, 2006 — OAK Financial Corporation (OKFC), the holding company for Byron Bank, announced that its board of directors declared an 11% increase in its quarterly cash dividend, increasing the per share amount to $0.20 from $0.18 per share. The dividend is payable April 28, 2006, to shareholders of record on April 7, 2006.

OAK Financial Corporation owns Byron Bank, which operates 13 branches in West Michigan, Byron Investment Services, a full service provider of investment and retirement products, and Byron Insurance Agency, a provider of personal and commercial lines of insurance.

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Chief Operating Officer at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.